Vicor Corporation Reports Results for the Quarter and Year Ended December 31, 2010

ANDOVER, MA -- (Marketwire - February 22, 2011) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the quarter and year ended December 31, 2010.

Revenues for the fourth fiscal quarter ended December 31, 2010, increased to $72,975,000, compared to $49,138,000 for the corresponding period a year ago, and increased from $68,672,000 for the third quarter of 2010. Gross margin increased to $32,984,000 for the fourth quarter of 2010, compared to $22,497,000 for the corresponding period a year ago and $32,473,000 for the third quarter of 2010. Gross margin, as a percentage of revenue, decreased to 45.2% for the fourth quarter of 2010 compared to 45.8% for the fourth quarter of 2009 and 47.3% for the third quarter of 2010. Net income for the fourth quarter was $10,807,000, or $0.26 per diluted share, compared to net income of $2,309,000, or $0.06 per diluted share, for the corresponding period a year ago and net income of $15,819,000, or $0.38 per diluted share, for the third quarter of 2010.

Revenues for the year ended December 31, 2010, increased by 26.7% to $250,733,000 from $197,959,000 for the prior year. Net income for the year was $33,325,000, or $0.80 per diluted share, compared to net income of $2,798,000 or $0.07 per diluted share, for the corresponding period a year ago.

During the third and fourth quarters of 2010, the Company recorded non-recurring, non-cash tax benefits of $5,158,000, or approximately $0.12 per diluted share, and $1,159,000, or approximately $0.03 per diluted share, respectively, due to the release of portions of its deferred tax valuation allowance. These tax benefits were partially offset by estimated federal, state and foreign income taxes on the Company's 2010 pre-tax income and estimated federal and state income taxes for certain non-controlling interests that are not part of the Company's consolidated income tax returns.

The consolidated book-to-bill ratio for the fourth quarter was 0.66, as compared to 1.02 for the third quarter of 2010. Total backlog at the end of the fourth quarter was $78,876,000, compared to $57,234,000, at the end of 2009.

Commenting on the Company's performance, Patrizio Vinciarelli, Chief Executive Officer, stated: "Vicor recognized a record level of quarterly revenue for the fourth quarter as a result of substantial bookings recorded earlier in the year. Consolidated revenue increased on a sequential basis by 6%, driven largely by a near doubling of V-I Chip™ shipments. Relative to a weak fourth quarter, bookings activity has thus far experienced a nearly 50% increase in the first quarter of 2011."

Dr. Vinciarelli went on to say, "We also are pleased by the progress we are making in manufacturing and operational efficiencies across the organization. While fourth quarter margins came under pressure due to a shift in mix to V-I Chip products, we are projecting benefits from volume-driven economies of scale once revenue levels resume their advance."

Dr. Vinciarelli concluded, "Our differentiated building blocks, Brick, V-I Chip and Picor power components, continue to gain traction across new markets. Recently introduced Brick Bus Converters, with double the density and efficiency of industry standard bricks, have underscored the capabilities of our power conversion technology and given it unique visibility with leading Original Equipment Manufacturers seeking continuity of supply and competitive advantages enabled by higher density. This initiative has already opened doors at major networking and data storage accounts, supporting greater diversification and long term momentum."

Depreciation and amortization for the fourth quarter of 2010 was approximately $2,607,000, and capital additions totaled $4,362,000. In 2010, depreciation and amortization was $10,159,000 and capital additions were $12,103,000, compared to $10,198,000 and $10,643,000, respectively, for 2009. Cash, restricted cash equivalents, and short-term investments increased by $6,280,000 to approximately $49,279,000 at the end of 2010 from $42,999,000 at the end of 2009. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

As of December 31, 2010, the Company held approximately $19,075,000, at par value, of auction rate securities classified as long-term investments purchased though broker / dealer affiliates of Bank of America NA. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, February 22, 2011, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 877-703-6109 at approximately 4:50 p.m. and use the Passcode 30118753. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 9, 2011. The replay dial-in number is 888-286-8010 and the Passcode is 47604980. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                        QUARTER ENDED      YEAR ENDED
                                         (Unaudited)       (Unaudited)
                                       ---------------- ------------------
                                       DEC 31,  DEC 31,  DEC 31,   DEC 31,
                                         2010    2009     2010      2009
                                       -------  ------- --------  --------

Net revenues                           $72,975  $49,138 $250,733  $197,959
Cost of revenues                        39,991   26,641  136,213   110,365
                                       -------  ------- --------  --------
         Gross margin                   32,984   22,497  114,520    87,594

Operating expenses:
          Sales & administration        13,310   11,465   49,417    47,932
          Research & development         9,151    8,443   35,981    31,636
          Severance charges                  0       16        0     4,099
          Gain from litigation-related
           and other settlements, net        0        0        0      (846)
                                       -------  ------- --------  --------
             Total operating expenses   22,461   19,924   85,398    82,821
                                       -------  ------- --------  --------

Income from operations                  10,523    2,573   29,122     4,773

Other income (expense), net                (82)     120      497       682
                                       -------  ------- --------  --------

Income before income taxes              10,441    2,693   29,619     5,455

(Benefit)  provision for income taxes     (477)     197   (3,920)    1,362
                                       -------  ------- --------  --------

Consolidated net income                 10,918    2,496   33,539     4,093

Less:  Net income attributable to
  noncontrolling interest                  111      187      214     1,295
                                       -------  ------- --------  --------

Net income attributable to Vicor
 Corporation                           $10,807  $ 2,309 $ 33,325  $  2,798
                                       =======  ======= ========  ========

Net income per share attributable to
 Vicor Corporation:
           Basic                       $  0.26  $  0.06 $   0.80  $   0.07
           Diluted                     $  0.26  $  0.06 $   0.80  $   0.07

Shares outstanding:
           Basic                        41,753   41,665   41,700    41,665
           Diluted                      41,860   41,678   41,772    41,671

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                      DEC 31,     DEC 31,
                                                       2010        2009
                                                   (Unaudited)  (Unaudited)
                                                    ----------  ----------
Assets

Current assets:
        Cash and cash equivalents                   $   49,279  $   40,224
        Restricted cash equivalents                          0         192
        Short-term investments                               0       2,583
        Accounts receivable, net                        38,825      26,565
        Inventories, net                                35,489      21,357
        Deferred tax assets                              2,164         181
        Other current assets                             2,397       4,345
                                                    ----------  ----------
                  Total current assets                 128,154      95,447

Restricted cash and cash equivalents                         0         223
Long-term investments                                   18,417      30,957
Property and equipment, net                             50,848      49,009
Long-term deferred tax assets, net                       2,805           0
Other assets                                             4,688       4,941
                                                    ----------  ----------

                                                    $  204,912  $  180,577
                                                    ==========  ==========

Liabilities and Equity

Current liabilities:
        Accounts payable                            $   11,999  $    9,458
        Accrued compensation and benefits                6,772       5,740
        Accrued severance charge                             0         259
        Other accrued liabilities                        3,240       2,678
        Deferred revenue                                   689       2,521
                                                    ----------  ----------
                 Total current liabilities              22,700      20,656

Long-term deferred revenue                               2,178       2,196
Long-term income taxes payable                           1,022         384
Deferred income taxes, net                                   0       1,275

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                  164,436     162,248
        Retained earnings                              133,791     112,972
        Accumulated other comprehensive loss            (1,369)     (1,608)
        Treasury stock                                (121,827)   (121,827)
                                                    ----------  ----------
             Total Vicor Corporation stockholders'
              equity                                   175,031     151,785
  Noncontrolling interest                                3,981       4,281
                                                    ----------  ----------
        Total equity                                   179,012     156,066
                                                    ----------  ----------

                                                    $  204,912  $  180,577
                                                    ==========  ==========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439